UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2013

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other	Commission File Number	(I.R.S. Employer
Jurisdiction of		Identification
Incorporation or		Number)
Organization)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2013, AmerisourceBergen Corporation (the “Company”) announced that Lon R. Greenberg, has been elected to its Board of Directors (“Board”), effective immediately. Mr. Greenberg fills the vacancy created by Charles H. Cotros’s retirement from the Board in February 2013. The Company’s Board is currently comprised of 10 directors.

Mr. Greenberg served as the Chief Executive Officer of UGI Corporation from 1995 until his retirement on April 1, 2013. Mr. Greenberg continues to serve as the Chairman of UGI’s Board of Directors, a position he has held since 1996. He joined UGI in 1980 and held a number of senior management and executive positions throughout his career with UGI, including Senior Vice President, Legal and Corporate Development, and President of UGI.

As a non-employee director of the Company, Mr. Greenberg will be compensated for his service to the Company in accordance with the Company’s Compensation Policy for Non-Employee Directors, including an annual cash retainer of $100,000, payable in quarterly installments and, beginning in fiscal 2014, an annual equity award having a fair value of $125,000 on the date of grant. There was no arrangement or understanding between Mr. Greenberg and any other person entered into in connection with Mr. Greenberg’s election to the Company’s Board.

In addition, effective as of May 16, 2013, Mr. Greenberg was appointed to serve on the Audit and Corporate Responsibility Committee and Finance Committee of the Board and Richard W. Gochnauer stepped down from the Audit and Corporate Responsibility Committee. Mr. Gochnauer remains a member of the Finance Committee and the Governance and Nominating Committee.

A copy of the news release is being filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                                              Exhibit.

99.1            News Release, dated May 16, 2013, regarding the election of Lon R. Greenberg as a director of AmerisourceBergen Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: May 21, 2013	By:	/s/ Tim G. Guttman
		Name:	Tim G. Guttman
		Title:	Senior Vice President
and Chief Financial Officer